Exhibit B
    to Ophidian Pharmaceuticals, Inc. Proxy Statement

            OPHIDIAN PHARMACEUTICALS, INC.

          Plan of Dissolution and Liquidation

     This Plan of Dissolution and Liquidation (this
"Plan") is intended to accomplish the dissolution and complete liquidation of Ophidian Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware ("DGCL") and
Section 331 of the Internal Revenue Code of 1986, as amended (the "Code").

1. Approval and Adoption of the Plan by the Board of Directors. The Company's Board of Directors (the
"Board") has adopted the Plan and called a meeting of the Company's holders of Common Stock, par value
$0.0025, (the "Stockholders") to approve the Plan.

2. Approval of the Plan by the Stockholders. If the Plan is approved by the Stockholders, the Plan shall constitute the adopted Plan of the Company as of the date on which the Stockholder approval is obtained (the
"Adoption Date"). The Company shall file a certificate of dissolution ("Certificate of Dissolution") with the Secretary of State of the State of Delaware in accordance with the DGCL immediately after the Adoption
Date; provided, however, that the Board is authorized, in its absolute discretion as it deems necessary, appropriate or advisable, to delay the filing of the Certificate of Dissolution until after the Company has completed the sale of substantially all of its assets to Promega Corporation. The dissolution shall be effective upon the filing of the Certificate of Dissolution or such later date within ninety (90) days of the filing of the Certificate of Dissolution as specified in the Certificate of Dissolution (the
"Effective Date").

3.   Dissolution and Liquidation Period.  Following the
Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, including any liquidation of its assets, and distribute its assets in accordance with this Plan.
Further, after the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of the Company's assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

  a. The cessation of all of the Company's business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

  b. The negotiation and consummation of sales of all of the assets and properties of the Company by the Company's officers, insofar and on such terms as the Board deems such sales to be necessary, appropriate or advisable;

  c. In accordance with Section 281(b) of the DGCL, the payment and discharge of, or provision as will be reasonably likely to provide sufficient compensation for:

     (1) all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

     (2) any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and

     (3) claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the company within ten (10) years after the Effective Date.

  d. The distribution of remaining funds of the Company and the remaining unsold assets of the Company, if any, to its stockholders.

4.   Authority of Officers and Directors.  After the
Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the Company's Stockholders of the Board's authorization of the payment of any such compensation.

     The adoption of the Plan by the Company's
Stockholders shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable:
(i) to sell, dispose, convey, transfer and deliver the assets of the Company (ii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with Sections 281(b) of the DGCL, (iii) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the Company's stockholders, and (iv) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business.

5.   Conversion of Assets Into Cash or other
Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 3 above, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan.

6. Contingency Reserve. If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") for the payment of expenses and liabilities, including expenses in connection with completion of the Plan.

7.   Professional Fees and Expenses.  It is
specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.

     In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

8. Indemnification. The Company shall continue to indemnify its officers and directors, in accordance with its Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder.

9. Liquidating Trust. The Board may, if the Board in its absolute discretion deems it necessary, appropriate or desirable, establish a liquidating trust (the
"Liquidating Trust") and transfer assets and liabilities of the Company to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the company, enabling the company to settle and close its business, to dispose of and convey the property of the Company, to discharge the liabilities of the Company and to distribute to the Company's stockholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when to transfer all of the Company's remaining assets to the Liquidating Trust; provided, however, if all of the Company's assets are not distributed within three years of the Effective Date, the Company shall transfer all of its remaining assets, including any Contingency
Reserve to the Liquidating Trust.

     The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one or more Trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company's property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

10.  Liquidating Distributions.  Liquidating
distributions, in cash or in kind, shall be made from time to time after the Effective Date, as provided in
Section 3 above, to the Company's stockholders, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of distributions to stockholders shall be made in the exercise of the absolute discretion of the Board and in accordance with
Section 281(b) of the DGCL.

     Any assets distributable to any creditor or stockholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state law.

11. Abandonment of the Plan. If for any reason the Board determines that such action would be in the best interests of the Company and its stockholders, it may abandon the dissolution, the Plan and the transactions contemplated hereby, notwithstanding stockholder approval, to the extent permitted by the DGCL. Upon such abandonment, the dissolution and the Plan shall be void.

12. Liquidation under Section 331. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Section 331.

13. Filing of Tax Forms. The appropriate officer of the Company is authorized and directed, within thirty
(30) days after the Effective Date, to execute and file a United States Treasury Form 966 pursuant to Section
6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

14. Board Authorization. The Board is authorized, without further action by the Company's Stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.